Exhibit 99.1

NEWS RELEASE	Lisa K. Klinger Senior Vice President - Finance and Treasurer (972) 409-1528 klingerl@michaels.com
FOR IMMEDIATE RELEASE

Michaels Stores, Inc. Reports Fourth Quarter and Full Year Earnings

IRVING, Texas — March 7, 2007 — Michaels Stores, Inc. today reported unaudited financial results for the fourth quarter and fiscal year 2006.  Financial results for fiscal 2006, as reported under U.S. generally accepted accounting principles (GAAP), include several significant items, such as costs associated with the Company’s recent merger with affiliates of Bain Capital and The Blackstone Group as well as expenses associated with various legal matters.  For the fourth quarter, net income decreased $184.9 million to a loss of ($67.6) million, versus $117.3 million for the same quarter last year.  For fiscal 2006, income before cumulative effect of accounting change was $41.2 million, a decrease of $178.3 million from $219.5 million last year.

Operating Performance

Fourth Quarter

The Company had solid sales growth and significantly improved margin performance as a result of continued focus on improving overall profitability and further strengthening financial returns.  Total sales for the fourth quarter were $1.368 billion, a 7.7% increase over last year’s fourth quarter sales of $1.270 billion.  Fiscal 2006 was a 53-week year and sales for the additional week contributed $58.7 million in sales for the quarter.  Same-store sales for the comparable 13-week period increased 0.8% on a 2.0% increase in average ticket, a (1.7%) decrease in transactions and a 0.5% increase in custom frame deliveries.  The decline in sales of yarn products adversely impacted the fourth quarter same-store sales by approximately 1.9%.   A favorable Canadian currency translation added approximately 0.1% to the average ticket increase for the fourth quarter.  Michaels stores’ best performing domestic departments were Framing, Impulse, General Crafts (primarily Jewelry and Beads) and Seasonal.

The Company’s gross margin rate in the fourth quarter increased from 37.2% in 2005 to 41.7% in 2006, an increase of 450 basis points.  The increase in the gross margin rate was primarily due to ongoing product sourcing initiatives, improved seasonal sell-through and enhancements to pricing and promotion execution.  In addition, the Company experienced lower shrink expense as a percent of sales than in the prior year period, contributing to the increased merchandise margins.  Occupancy costs as a percent of sales increased slightly for the quarter primarily due to higher rent-related expenses.

Selling, general, and administrative expenses in the fourth quarter increased $243.1 million, to $528.2 million, or as a percent of sales, to 38.6% in fiscal 2006 compared to 22.4% in the fourth quarter of fiscal 2005.  The increase in selling, general, and administrative expenses as a percent of sales versus the fourth quarter of fiscal 2005 was primarily due to $217.3 million of merger-related expenses, or 15.9% as a percent of sales in the quarter.  Merger-

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

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related expenses include such items as share-based compensation, investment banking, legal, accounting and other professional fees.

Operating income decreased as a percent of sales, from 14.7% in the fourth quarter of fiscal 2005 to 3.1% in the fourth quarter of fiscal 2006.  The decrease was primarily due to the $217.3 million of merger-related expenses, partially offset by strong gross margin improvement in the quarter.  For the fourth quarter, net income decreased $184.9 million, primarily due to the merger-related expenses, from $117.3 million in fiscal 2005 to a net loss of ($67.6) million in fiscal 2006.

The Company presents EBITDA and Adjusted EBITDA to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  EBITDA for the quarter was $72.8 million or 5.3% of sales.  Adjusted EBITDA for the quarter was $304.0 million or 22.2% of sales.  Reconciliations of fourth quarter and full year actual results to EBITDA and Adjusted EBITDA, which are non-GAAP measures, are included at the end of this press release.

Full Year Results

Fiscal 2006 sales of $3.865 billion increased 5.1% from $3.676 billion in fiscal 2005.  New store growth net of store closures contributed approximately $124.3 million of the increase in net sales, with sales in the 53rd week of fiscal 2006 contributing an additional $58.7 million.  Our same-store sales for fiscal 2006 were up 0.3% over fiscal 2005 on a (2.3%) decrease in transactions, a 2.5% increase in average ticket, and a 0.1% increase in custom frame deliveries.  The decline in sales of yarn products for the year adversely impacted same-store sales by approximately 1.4%.  A favorable Canadian currency translation added approximately 0.3% to the average ticket increase for the fiscal year.  Michaels stores’ best-performing domestic departments for the year were General Crafts (led by Jewelry & Beads), Impulse, Framing, and Apparel Crafts.

The gross margin rate for the fiscal year increased from 37.0% in fiscal 2005 to 38.4% in fiscal 2006.  Gross margin expanded as a result of stronger sales of merchandise at regular price, improved sourcing, stronger seasonal sell-through and better shrink results.  In fiscal 2005 the Company recorded various accounting items affecting gross margin, the most significant of these was the $23.9 million charge related to inventory cost deferral and vendor allowance recognition.  Occupancy expenses, as a percentage of sales, increased by 60 basis points due primarily to increased property taxes and higher remodel expenses.  Remodel expenses increased as the Company remodeled 67 stores in fiscal 2006 compared to 27 stores in fiscal 2005.

Selling, general, and administrative expenses for the year, as a percent of sales, increased 610 basis points to 33.0%, compared to 26.9% in fiscal 2005.  The expense increase was primarily due to $239.0 million of merger-related expenses and $7.4 million of incremental expenses related to the stock option review and responses to government inquiries, representing a total of 640 basis points as a percent of sales for the year.

For fiscal 2006, operating income as a percent of sales decreased 460 basis points from 9.9% in fiscal 2005 to 5.3% in fiscal 2006.  The decrease was primarily due to the $239.0 million of merger-related expenses and the $7.4 million of incremental legal fees, offset partly by the $23.9 million inventory cost deferral and vendor allowance recognition adjustment recorded in fiscal 2005 and strong gross margin rate improvement in the fourth quarter of fiscal 2006.

Fiscal 2006 income before cumulative effect of accounting change decreased 81.2%, primarily due to the merger-related expenses and a higher effective tax rate, from $219.5 million in fiscal 2005 to $41.2 million this year.

EBITDA for fiscal 2006 was $323.7 million or 8.4% of sales.  Adjusted EBITDA was $618.4 million or 16.0% of sales for the year.

Balance Sheet

The Company’s cash balance at the end of fiscal 2006 was $30.1 million, a decrease of $422.3 million over last year’s ending balance of $452.4 million.  This reduction was primarily a result of the Company using its available cash to finance, in part, the Company’s merger transaction with affiliates of Bain Capital and The Blackstone Group.

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Year-end debt levels totaled $3.959 billion, down $296 million from the peak post-closing borrowing level of $4.255 billion on November 9, 2006.  During the fourth quarter the Company voluntarily prepaid $50 million of its long-term debt, made a $5.9 million amortization payment and executed a repricing amendment on its Senior secured term loan.

Average inventory per Michaels store, at the end of fiscal 2006, inclusive of distribution centers, increased 6.2% to $867,000 from $816,000 last year.  The fiscal 2006 increase compares to the 3.1% decrease reported at the end of fiscal 2005.

Capital spending for the year totaled $142.6 million, with $79.8 million attributable to real estate activities, such as new, relocated, existing and remodeled stores, and $19.3 million for its new Centralia, Washington distribution center.  The Company also spent approximately $21.1 million on strategic initiatives such as a work force management system, an energy management system, and a new merchandise planning system.

During fiscal 2006, the Company opened 43 new stores, relocated seven stores, remodeled 67 stores and closed eight stores under the Michaels banner.  It also opened one and closed one Aaron Brothers store.

The Company will host a conference call at 4:00 p.m. central time today, hosted by President and Chief Financial Officer, Jeffrey Boyer, and President and Chief Operating Officer, Gregory Sandfort.  Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 8403458. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com.  To listen to the live call, please go to the website at least fifteen minutes early to register and download any necessary audio software.  For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event.  Recordings may be accessed at www.michaels.com or by phone at 973-341-3080, PIN 8403458.

Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of March 6, 2007, the Company owns and operates 921 Michaels stores in 48 states and Canada, 167 Aaron Brothers stores, 11 Recollections stores and four Star Wholesale operations.

This news release may contain forward-looking statements that reflect our plans, estimates, and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that Michaels or its management “anticipates,” “plans,” “estimates,” “expects,” “believes,” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, and in our Quarterly Reports on Form 10-Q for the quarters ended April 29, 2006, July 29, 2006 and October 28, 2006.  Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income, and forecasts of other financial performance. Our actual results could materially differ from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our substantial leverage, as well as the restrictions and financial exposure associated with the same; our ability to service the interest and principal payments of our debt; restrictions  contained in our various debt agreements that limit our flexibility in operating our  business; the finalization of our fiscal year end closing process including the accounting for the merger transaction; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, customer service, and convenience; our ability to anticipate and/or react to changes in customer demand; changes in consumer confidence; unexpected consumer responses to changes in promotional programs; unusual weather conditions; the execution and management of our store growth and the availability of acceptable real estate locations for new store openings; the effective maintenance of our perpetual inventory and automated replenishment systems and related impacts to inventory levels; delays in the receipt of merchandise ordered from our suppliers due to delays in connection with either the manufacture or shipment of such merchandise; transportation delays (including dock strikes and other work stoppages); changes in political, economic, and social conditions; commodity, energy and fuel cost increases, currency fluctuations, and changes in import duties; our ability to maintain the security of electronic and other confidential information; financial difficulties of any of our insurance providers, key vendors, or suppliers; lawsuits asserted by our previous stockholders or others challenging the merger transaction; and other factors as set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2006, particularly in “Critical Accounting Policies and Estimates” and “Risk Factors,” and in our other Securities and Exchange Commission filings.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

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8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

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Michaels Stores, Inc.
Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization.   Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to or subtracted from EBITDA in accordance with the Company’s credit agreements (collectively, “the Adjustments”).  The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.  The Company uses Adjusted EBITDA in the calculation of various financial covenants that the Company is subject to under its current credit agreements.  On October 31, 2006, the Company entered into various credit agreements with lenders, including a $1.0 billion Revolving Credit Facility and a $2.4 billion Term Loan Facility. Contained in those agreements are covenants that require the maintenance of financial ratios tied to Adjusted EBITDA. Under the Company’s Revolving Credit Facility, a Fixed Charge Ratio covenant requires the maintenance of a ratio of certain fixed charges, such as interest expense and principal payments, to Adjusted EBITDA of 1.1 to 1. However, testing for such covenant compliance is not required unless availability falls below $75 million. As of March 6, availability was approximately $513 million. Under the Term Loan facility, a Secured Debt Ratio covenant requires the maintenance of certain total indebtedness to Adjusted EBITDA.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies.  As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.  The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

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Michaels Stores, Inc.
Regulation G Reconciliation of non-GAAP data

	Fourth fiscal	Fiscal year
	quarter ending	2006 ending
(in millions)	February 3, 2007	February 3, 2007

Cash flows from operating activities	$186.6	$205.6
Depreciation and amortization	(33.6)	(118.6)
Share-based compensation	(119.1)	(134.7)
Tax benefit from stock options exercised	62.5	83.2
Other	(5.2)	(5.4)
Changes in assets and liabilities	(158.7)	11.2
Net (loss) income	(67.6)	41.2
Interest expense	103.9	104.5
Interest income	—	(9.6)
Income tax provision (1)	3.0	69.0
Depreciation and amortization	33.6	118.6
EBITDA	72.8	323.7
Adjustments:
Share-based compensation (2)	119.1	134.7
Strategic alternatives and other legal (3)	99.0	127.3
Store pre-opening costs (4)	0.6	5.2
Multi-year initiatives (5)	1.5	13.5
Other (6)	10.9	13.9

Adjusted EBITDA	$304.0	$618.4

Notes:

(amounts in table may not foot due to rounding)

(1)    The fiscal 2006 income tax rate of 63.5% was adversely impacted primarily by non-deductible merger-related expenses.

(2)    Reflects share-based compensation expense recorded under the provisions of  SFAS No. 123 (R), Share-Based Payment.  Note fiscal 2006 contains share-based compensation expense of about $119.1 million associated with the merger.

(3)    Reflects legal, investment banking and other costs incurred in connection with our strategic alternatives process, as well as CEO post-employment benefits and costs associated with the review of our historical stock option practices and responses to governmental inquiries.

(4)    The company opened 44 stores in fiscal 2006. We expense all start-up activity costs as incurred, which primarily include store pre-opening costs.  Rent expense incurred prior to a store opening is recorded in cost of sales and occupancy expense on our consolidated income statement.

(5)    Reflects costs associated with multi-year initiatives related to the company’s hybrid distribution network, expenses associated with opening the new northwest distribution center, and store standardization/remodel program.  Under the hybrid initiative, the company incurred approximately $1.9 million in fiscal 2006 of abnormal costs as a result of consolidation and repositioning of merchandise inventories in our distribution centers. The company expects this consolidation to be substantially complete in fiscal 2007. In fiscal 2006, we incurred approximately $1.3 million of costs associated with opening our northwest distribution center. Under our store standardization/remodel initiative the company is changing store layouts to enhance the in-store experience. The company remodeled 67 stores in fiscal 2006 under this program, incurring costs of approximately $10.3 million.

(6)    Reflects other adjustments required in calculating debt covenant compliance.  Positive adjustments to the calculation consist of management fees paid to our Sponsors, employee severance and relocation costs, closed store expense, costs we identified as related to our former public company status (partially reduced by costs incurred under our new ownership structure), foreign currency losses arising from the translation of our intercompany debt, and franchise and similar taxes.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

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Michaels Stores, Inc.
Consolidated Statements of Income
(In thousands)
(Unaudited)

	Quarter Ended		Fiscal Year
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006
Net sales.	$1,368,151	$1,270,193	$3,864,976	$3,676,365
Cost of sales and occupancy expense	797,458	797,460	2,379,584	2,317,082
Gross profit.	570,693	472,733	1,485,392	1,359,283
Selling, general, and administrative expense	528,210	285,079	1,276,011	987,312
Store pre-opening costs	576	981	5,218	7,631
Operating income	41,907	186,673	204,163	364,340
Interest expense	103,899	1,594	104,548	22,409
Other (income) and expense, net	2,617	(1,854)	(10,591)	(9,944)
(Loss) Income before income taxes and cumulative effect of accounting change.	(64,609)	186,933	110,206	351,875
Provision for income taxes	2,977	69,683	68,970	132,363
(Loss) Income before cumulative effect of accounting change.	(67,586)	117,250	41,236	219,512
Cumulative effect of accounting change, net of income tax of $54.2 million.	—	—	—	88,488
Net (loss) income	$(67,586)	$117,250	$41,236	$131,024

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Michaels Stores, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

Subject to reclassification	February 3,	January 28,
	2007	2006

ASSETS
Current assets:
Cash and equivalents	$30,098	$452,449
Merchandise inventories	847,612	784,032
Prepaid expenses and other	54,435	44,042
Deferred and prepaid income taxes	77,811	34,125
Total current assets	1,009,956	1,314,648
Property and equipment, at cost	1,122,948	1,011,201
Less accumulated depreciation	(674,275)	(586,382)
	448,673	424,819
Goodwill.	115,839	115,839
Debt issuance costs, net of accumulated amortization of $4,537 at February 3, 2007	120,193	—
Other assets	8,117	20,249
	244,149	136,088
Total assets	$1,702,778	$1,875,555

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$214,470	$193,595
Accrued liabilities and other	290,431	282,499
Income taxes payable	7,331	20,672
Current portion of long-term debt	229,765	—
Total current liabilities	741,997	496,766
Long-term debt	3,728,745	—
Deferred income taxes.	29,139	2,803
Other long-term liabilities.	68,444	88,637
Total long-term liabilities	3,826,328	91,440
	4,568,325	588,206
Commitments and contingencies
Stockholders’ (deficit) equity:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 117,973,396 shares issued and outstanding at February 3, 2007; 350,000,000 shares authorized and 133,821,417 shares issued and 132,986,517 shares outstanding at January 28, 2006.	11,797	13,382
Additional paid-in capital.	—	386,627
Retained earnings	(2,884,064)	907,773
Treasury Stock (none at February 3, 2007 and 834,900 shares at January 28, 2006)	—	(27,944)
Accumulated other comprehensive income	6,720	7,511
Total stockholders’ (deficit) equity	(2,865,547)	1,287,349
Total liabilities and stockholders’ (deficit) equity	$1,702,778	$1,875,555

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

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Michaels Stores, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Fiscal Year
Subject to reclassification	February 3,	January 28,
	2007	2006
Operating activities:
Net income	$41,236	$131,024
Adjustments:
Depreciation	117,458	99,686
Amortization	1,164	388
Share-based compensation	134,699	29,808
Tax benefits from stock options exercised	(83,248)	(25,221)
Loss from early extinguishment of debt	—	12,136
Non-cash charge for the cumulative effect of accounting change	—	142,723
Other	5,449	1,005
Changes in assets and liabilities:
Merchandise inventories	(63,830)	10,885
Prepaid expenses and other.	(11,242)	(17,429)
Deferred income taxes and other	(25,618)	(42,657)
Accounts payable	31,141	(62,671)
Accrued liabilities and other	42,769	38,027
Income taxes payable	26,189	32,901
Other long-term liabilities	(10,573)	13,351
Net cash provided by operating activities	205,594	363,956

Investing activities:
Additions to property and equipment	(142,625)	(118,346)
Purchases of short-term investments	—	(226)
Sales of short-term investments..	—	50,605
Net proceeds from sales of property and equipment	40	49
Net cash used in investing activities	(142,585)	(67,918)

Financing activities:
Issuance of Notes	1,400,000	—
Payment of debt issuance costs	(124,813)	—
Borrowings on senior secured term loan facility	2,400,000	—
Repayments on senior secured term loan facility	(55,875)	—
Borrowings on asset-based revolving credit facility	1,005,436	—
Payments on asset-based revolving credit facility	(799,671)	—
Equity investment of the Sponsors	1,760,261	—
Payment for old Common Stock in the Merger	(6,034,833)	—
Repayment of Senior Notes	—	(209,250)
Cash dividends paid to stockholders	(58,589)	(46,181)
Repurchase of Common Stock	(66,182)	(190,431)
Proceeds from stock options exercised	35,608	37,690
Tax benefits from stock options exercised	83,248	25,221
Proceeds from issuance of Common Stock and other	1,804	3,510
Change in cash overdraft	(31,459)	—
Other	(295)	—
Net cash used in financing activities	(485,360)	(379,441)

Net (decrease) in cash and equivalents	(422,351)	(83,403)
Cash and equivalents at beginning of period	452,449	535,852
Cash and equivalents at end of period	$30,098	$452,449

Supplemental Cash Flow Information:
Cash paid for interest.	$55,388	$19,653
Cash paid for income taxes	$78,526	$94,591

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

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Michaels Stores, Inc.
Summary of Operating Data
(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of income:

	Quarter Ended		Fiscal Year
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006
Net sales.	100.0%	100.0%	100.0%	100.0
Cost of sales and occupancy expense	58.3	62.8	61.6	63.0
Gross profit.	41.7	37.2	38.4	37.0
Selling, general, and administrative expense	38.6	22.4	33.0	26.9
Store pre-opening costs	0.0	0.1	0.1	0.2
Operating income	3.1	14.7	5.3	9.9
Interest expense	7.6	0.1	2.7	0.6
Other (income) and expense, net	0.2	(0.1)	(0.3)	(0.3)
(Loss) Income before income taxes and cumulative effect of accounting change.	(4.7)	14.7	2.9	9.6
Provision for income taxes	0.2	5.5	1.8	3.6
(Loss) Income before cumulative effect of accounting change.	(4.9)	9.2	1.1	6.0
Cumulative effect of accounting change, net of income tax.	—	—	—	2.4
Net (loss) income	(4.9)%	9.2%	1.1%	3.6

The following table sets forth certain of our unaudited operating data (dollar amounts in thousands):

	Quarter Ended		Fiscal Year
	February 3,	January 28,	February 3,	January 28,
	2007	2006	2007	2006
Michaels stores:
Retail stores open at beginning of period	919	889	885	844
Retail stores opened during the period	4	—	43	46
Retail stores opened (relocations) during the period.	—	—	7	18
Retail stores closed during the period	(3)	(4)	(8)	(5)
Retail stores closed (relocations) during the period.	—	—	(7)	(18)
Retail stores open at end of period.	920	885	920	885

Aaron Brothers stores:
Retail stores open at beginning of period.	165	166	166	164
Retail stores opened during the period	1	—	1	2
Retail stores closed during the period	—	—	(1)	—
Retail stores open at end of period.	166	166	166	166

Recollections stores:
Retail stores open at beginning of period.	11	11	11	8
Retail stores opened during the period.	—	—	—	3
Retail stores open at end of period.	11	11	11	11

Star Decorators Wholesale stores:
Wholesale stores open at beginning of period.	4	4	4	3
Wholesale stores opened during the period	—	—	—	1
Wholesale stores open at end of period.	4	4	4	4

Total store count at end of period.	1,101	1,066	1,101	1,066

Other operating data:
Average inventory per Michaels store (1)	$867	$816	$867	$816
Comparable store sales increase (2)	0.8%	2.4%	0.3%	3.6%

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

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Michaels Stores, Inc.
Footnotes to Financial and Operating Data Tables
(Unaudited)

(1)    Average inventory per Michaels store calculation excludes Aaron Brothers, Recollections, and Star Decorators Wholesale stores.

(2)    Comparable store sales increase represents the increase in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions.  A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed.  If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention.  A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

DLI-6101765v1